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                                                                     EXHIBIT 3.2


                               QUANEX CORPORATION

                            CERTIFICATE OF AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION


         Quanex Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That the Board of Directors of the Company, at a meeting duly called and held on December 12, 1996, adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Company and directed that such amendment be considered at the next annual meeting of stockholders of the Company:

         To amend the first paragraph of Article Fourth of the Restated Certificate of Incorporation in its entirety to read as follows:

                 "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000), of which Fifty Million (50,000,000) shall be shares of Common Stock, par value Fifty Cents ($.50) per share, and of which One Million (1,000,000) shares shall be Preferred Stock, no par value."

         SECOND: That at the annual meeting of stockholders of the Company duly called and held on February 27, 1997, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the holders of a majority of the shares of Common Stock of the Company entitled to vote on such amendment voted in favor of such amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Wayne M. Rose, its Vice President-Finance and Chief Financial Officer, this 27th day of February, 1997.

                                         QUANEX CORPORATION


                                         By: /s/ WAYNE M. ROSE
                                            ------------------------------------
                                                       Wayne M. Rose
                                                Vice President-Finance and
                                                  Chief Financial Officer